SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KNIGHT TRANSPORTATION, INC.
(Exact name of Registrant as specified in its charter)

Arizona	86-0649974
(State)	(I.R.S. Employer Identification No.)
5601 W. Buckeye Rd.	85043
Phoenix, Arizona	(Zip Code)
(Address of Principal Executive Offices)

2012 EQUITY COMPENSATION PLAN
(Full title of the plan)

With copy to:
Kevin P. Knight	James E. Brophy, III, Esq.
Chief Executive Officer	Ryley Carlock & Applewhite
Knight Transportation, Inc.	Suite 1200
5601 West Buckeye Road	One North Central Avenue
Phoenix, Arizona 85043	Phoenix, Arizona 85004
(602) 269-2000	(602) 258-7701

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(2)
Common stock, par value $.01 per share	4,000,000	$16.195	$64,780,000	$7,423.79

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on May 14, 2012.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents have been previously filed by Knight Transportation, Inc. (the “Company”) with the Securities and Exchange Commission and are hereby incorporated by reference into this registration statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012.

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011.

(c)	See the description of our Common Stock contained in our Registration on Form S-3, File No. 33-72130, filed with the Securities and Exchange Commission October 24, 2001.

(d)
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be made a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which is also deemed to be incorporated by reference herein, modifies or supersedes such statement.

In accordance with the instructions to Form S-8, the required legal opinions and consents are attached hereto.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Second Amended and Restated Articles of Incorporation and 2010 Amended and Restated Bylaws of Knight Transportation, Inc. (the “Company”).  This description is intended only as a summary and is qualified in its entirety by reference to the Second Amended and Restated Articles of Incorporation, 2010 Amended and Restated Bylaws and applicable law.

Arizona Revised Statutes Section 10-851 provides that a corporation may indemnify a director against liability in a proceeding if he or she acted in good faith and in the case of conduct in an official capacity, he or she reasonably believed that the conduct was in the best interests of the corporation and, in all other cases, he or she reasonably believed that the conduct was at least not opposed to its best interest and in the case of any criminal proceedings, he or she had no reasonable cause to believe the conduct was unlawful.  Arizona law prohibits a corporation from indemnifying a director either (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

The Company’s Second Amended and Restated Articles of Incorporation provide that incorporators and existing and former directors shall be indemnified and held harmless to the fullest extent not prohibited by law, as it now exists or may hereafter be amended.

The Company’s Second Amended and Restated Articles of Incorporation also provide that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a directors, except as otherwise provided by law, for:  (i) any breach of a director’s duty of loyalty to the Company or its shareholders; (ii) actions or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution of the Company’s common capital stock or the unlawful purchase of its capital stock; (iv) any transaction from which the director received an improper personal benefit; or (v) any violation of Section 10-041 of the Arizona Revised Statutes.  The indemnification rights provided in the Second Amended and Restated Articles of Incorporation are not exclusive.

Under Section 7.1 of the Company’s 2010 Amended and Restated Bylaws, the Company shall indemnify and save harmless all of its existing and former directors from and against all expenses incurred by them, including, but not limited to, legal fees, judgments, penalties and amounts paid in settlement or compromise, to the fullest extent permitted by law, as it now exists or may hereafter be amended.  Indemnification under Section 7.1 is not available if it is established that:   (i) the act or omission of the indemnified party was committed in bad faith; (ii) the indemnified party did not believe such act or omission to be in, or not opposed to, the best interests of the Company; (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful; or (iv) the indemnified party is adjudged to be liable to the Company unless a court of competent jurisdiction determines that such person is entitled to indemnity.  Under Section 7.2, the Board of Directors determines whether indemnification is available under Section 7.1.  Under Section 7.3, the Board of Directors may authorize the Corporation to indemnify directors, officers, or employees to the fullest extent permitted by law.  Section 7.1 permits the Company to make advances for expenses as permitted by Arizona law.  The indemnification rights provided in the 2010 Amended and Restated Bylaws are not exclusive.

The Company has entered into agreements to provide indemnification for its directors (including actions in their capacity as officers), in addition to the indemnification provided for in the Company’s Articles of Incorporation and Bylaws.  These agreements, among other things, indemnify the Company’s directors to the fullest extent permitted by law for certain expenses (including attorneys’ fees, judgments, fines and settlement agreement obligations) incurred by indemnitee in any action or proceeding.  The Company’s indemnity obligation covers any proceedings brought in the right of the Company, on account of services rendered as a director or officer of the Company, or rendered to any subsidiary of the Company, or as the director or officer of any other company or enterprise to which the person provides services at the request of the Company.  Amounts paid in indemnification are subject to reimbursement by a director if it is determined that indemnification is not permitted.  Under the agreements, the Company must also advance the costs and expenses of directors seeking to enforce their rights under the indemnification agreements, and must cover directors under the Company’s director’s or officer’s liability insurance, to the extent such coverage is available on reasonable terms.  Although the indemnification agreements offer substantially the same scope of coverage as is afforded by the company’s Articles of Incorporation and the Bylaws, the indemnification agreements provide greater assurance to directors that indemnification will be available because, as a contract, the indemnification agreement cannot be modified unilaterally by the Board of Directors or by shareholders.  The Company provides directors and officers liability insurance for claims up to $15,000,000.

Item 8.	Exhibits.

Exhibit Number
4.1 (1)	Second Amended and Restated Articles of Incorporation
4.2 (2)	2010 Amended and Restated Bylaws
4.3 (3)	Knight Transportation, Inc. 2012 Equity Compensation Plan
5.1	Opinion of Ryley Carlock & Applewhite, a Professional Corporation
23.1	Consent of Ryley Carlock & Applewhite, a Professional Corporation (see Exhibit 5.1)
23.2	Consent of Grant Thornton, LLP, independent registered public accounting firm
23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

(1)	Incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 20, 2007.

(2)	Incorporated herein by reference to the Registrant’s Report on Form 8-K dated March 15, 2010 and filed on March 17, 2010.

(3)	Incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2012.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 17th day of May, 2012.

KNIGHT TRANSPORTATION, INC.,
an Arizona corporation

By	/s/ Kevin P. Knight
Chairman of the Board
and Chief Executive Officer

By	/s/ David Jackson
Chief Financial Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

 Signature and TitleDate

Signature and Title	Date

/s/ Kevin P. Knight	May 17, 2012
Chairman of the Board,
Chief Executive Officer, Director

/s/ Gary J. Knight	May 17, 2012
Vice Chairman, Director

/s/ Randy Knight	May 17, 2012
Vice Chairman, Director

/s/ G.D. Madden	May 17, 2012
Director

/s/ Kathryn Munro	May 17, 2012
Director

/s/ Richard Lehmann	May 17, 2012
Director

/s/ Michael Garnreiter	May 17, 2012
Director

/s/ Donald Bliss	May 17, 2012
Director

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Pages (1)

4.1	Second Amended and Restated Articles of Incorporation. (Incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 20, 2007)
4.2	2010 Amended and Restated Bylaws. (Incorporated herein by reference to the Registrant’s Report on Form 8-K dated March 15, 2010 and filed on March 17, 2010)
4.3	Knight Transportation, Inc. 2012 Equity Compensation Plan (Incorporated herein by reference to Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2012)
5.1*	Opinion of Ryley Carlock & Applewhite, a Professional Corporation
23.1*	Consent of Ryley Carlock & Applewhite, a Professional Corporation (see Exhibit 5.1)
23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm
23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

* Filed herewith.

1/ The page numbers where exhibits (other than those incorporated by reference) may be found are indicated only on the manually signed Registration Statement.